Exhibit 10.6

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND AMONG

F45 TRAINING HOLDINGS INC.,

FLYHALF ACQUISITION COMPANY PTY LTD,

MWIG LLC,

F45 AUS HOLD CO PTY LTD,

AND

SELLERS

MARCH 15, 2019

EXHIBITS; SCHEDULES

Exhibit A	Acquisition Vehicle Constituent Documents
Exhibit B	Guaranty and Pledge Agreement
Exhibit C	Intermediate Holding Company Constituent Documents
Exhibit D	Issuer Charter
Exhibit E	Pledge Agreement
Exhibit F	Seller Notes
Exhibit G	Promotion Agreement
Exhibit H	Stockholders’ Agreement
Exhibit I	Promotional Agreement
Exhibit J	Issuer Bylaws

Schedule 1.1(a)	Accounting Rules
Schedule 1.1(b)	Acquisition Vehicle Shares
Schedule 1.1(c)	Intermediate Holding Company Shares
Schedule 1.1(d)	Knowledge
Schedule 2.4	Potential New Investor Members
Schedule 2.6(b)(viii)	Common Stock Consideration

Seller Disclosure Schedules

Company Disclosure Schedules

Issuer Disclosure Schedules

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of March 15, 2019 (the “Effective Date”), 2019, by and among F45 Training Holdings Inc., a Delaware corporation (the “Issuer”), Flyhalf Acquisition Company Pty Ltd (ACN 632 252 110) (“Acquisition Vehicle”), MWIG LLC, a Delaware limited liability company (the “Investor”), Mr. Adam James Gilchrist, an individual (“Gilchrist”), Mr. Robert Benjamin Deutsch, an individual (“Deutsch”) and 2M Properties Pty Ltd (ACN 109 057 383), a proprietary company limited by shares organized and existing under the laws of Australia, (“Trustee”) as trustee for The 2M Trust, (the “2M Trust” and, together with Gilchrist and Deutsch, collectively the “Sellers”), and F45 Aus Hold Co Pty Ltd (ACN 620 135 426), a proprietary company limited by shares organized and existing under the laws of Australia (the “Company”). Capitalized terms that are used in this Agreement and not otherwise defined herein will have the respective meanings ascribed to such terms in ARTICLE 1.

W I T N E S S E T H

WHEREAS, Sellers are the holders of all of the issued and outstanding capital stock of the Company (the “Shares”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Sellers wish to sell to the Acquisition Vehicle, and the Acquisition Vehicle wishes to purchase and acquire from the Sellers, all of the Shares, on the terms and conditions and for the consideration described herein.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement and the Ancillary Agreements:

“AASB Standards” means the Australian Accounting Standards Board Standards, being generally accepted accounting principles in Australia, as in effect as of the date of this Agreement.

“Accounting Rules” means the accounting principles, asset recognition bases, categorizations, policies, rules, methods, techniques and practices used in the preparation of the Interim Balance Sheet (including in respect of the exercise of management judgment) applied on a consistent basis, as illustrated on Schedule 1.1(a).

“Acquisition Vehicle” has meaning set forth in the preamble, having the issued and outstanding shares of capital stock reflected in Schedule 1.1(b).

“Acquisition Vehicle Constituent Documents” means the Constituent Documents for Acquisition Vehicle attached as Exhibit A.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Agreements” means, collectively, the Guaranty, the Pledge Agreement, the Promotion Agreement, the Seller Notes, the Stockholders’ Agreement, and the other certificates, instruments or agreements delivered or entered into in connection with or pursuant to this Agreement.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York or Sydney, Australia are closed either under applicable Law or action of any Governmental Authority.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning given to that term in the Issuer Charter.

“Common Stock Consideration” means 29,000,000 shares of Common Stock, representing 74.36% of total issued and outstanding capital stock of the Issuer on an as-converted basis as of the Effective Date and after giving effect to the issuance of the Initial Minority Shares.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, but excluding any “multiemployer plan,” as defined in Section 3(37) of ERISA) and any other material plan, Contract (excluding the employment agreements identified pursuant to Section 4.11(a)(v)) or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation sponsored or maintained by any Group Company for the benefit of any current or former director, officer or employee of any Group Company; provided, that (a) any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee, and (b) any plan program, policy or arrangement required to be maintained by a Group Company under applicable Law, will not be considered a “Company Plan” for these purposes.

“Competition Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and any other Law relating to antitrust, competition, trade regulation, foreign investment or the protection of national security.

“Constituent Documents” means, with respect to any Person, such Person’s certificate or articles of incorporation, association or formation, bylaws, partnership agreement, limited liability company agreement, shareholders agreement and any similar organizational documents of such Person.

“Contract” means any written contract, agreement, lease, license, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding, other than a Company Plan.

“Duty” means any stamp, transaction or registration duty or similar charge which is imposed by any Governmental Authority and includes any interest, fine, penalty, charge or other amount which is imposed in relation to that duty or charge.

“Encumbrance” means any charge, mortgage, encumbrance, pledge, security interest or other lien other than (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith through appropriate Proceedings, (c) liens securing rental payments under capital lease arrangements, (d) restrictions on the transferability of securities arising under applicable securities Laws, (e) pledges, deposits or other liens to the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding liens for Taxes), (f) restrictions arising under applicable zoning and other land use Laws that do not materially impair the present use or occupancy of the property subject thereto, (f) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to the Leased Real Property that do not materially impair the present use or occupancy of the real property subject thereto, (g) matters which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, (h) matters of public record, (i) matters disclosed in the Seller Disclosure Schedule or the Company Disclosure Schedule and (j) other charges, claims, mortgages, encumbrances, pledges, security interests or other liens that would not, individually or in the aggregate, have a Material Adverse Effect.

“Equity Security” means any share of capital stock, limited liability company membership interest, general or limited partnership interest, trust certificate or beneficiary interest or other equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“FDD” means a franchise disclosure document required pursuant to applicable Franchise Law.

“Franchise Laws” means the FTC Rule and any other applicable Laws that regulate the offer or sale of franchises.

“FTC Rule” means the Federal Trade Commission trade regulation rules entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“Fraud” means with respect to the making of any representation or warranty set forth in, ARTICLE 3, ARTICLE 4, or ARTICLE 5, common law or statutory fraud.

“GAAP” means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, commission or instrumentality of the United States, any foreign government, any state of the United States, or any municipality or other political subdivision thereof, and any court, tribunal of competent jurisdiction.

“Governmental Authorization” means any approval, consent, waiver, license or permit issued or granted by any Governmental Authority, or expiration of any applicable waiting period required under any Competition Law.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Guaranty” means the guaranty by the Issuer in favor of Sellers of the obligations of the Acquisition Vehicle under the Seller Notes in the form of Exhibit B.

“Indebtedness” means, with respect to any Group Company, without duplication (a) the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of such Group Company or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, including indebtedness for borrowed money in favor of the Sellers, (b) all obligations of such Group Company evidenced by bonds, debentures or notes, (c) all unreimbursed obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Group Company that have been drawn, (d) all capitalized lease obligations as determined under GAAP, (e) amounts owing as deferred purchase price for a business, property or services, including all seller notes and “earn-out” payments, (f) all guaranties of such Group Company in connection with clauses (a) through (e) above and (g) all prepayment or repayment premiums, penalties, interest rate breakage fees or similar payments or fees required to be paid in connection with the prepayment or repayment of any obligation set forth in clauses (a) through (e) above to the extent such Indebtedness is repaid on the Effective Date, in each case excluding (i) obligations under operating leases or the Leased Real Property, (ii) undrawn letters of credit or performance bonds, (iii) intercompany indebtedness among the Group Companies or any guaranties thereof, and (iv) guarantees of Indebtedness of a Group Company made by another Group Company.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all registered copyrights and copyright applications, (c) all Internet addresses and domain names, and (d) all registered trademarks and service marks and all applications for registration of all trademarks or service marks.

“Intermediate Holding Company” means a proprietary company limited by shares under the Laws of Australia, wholly owned by the Issuer and having the issued and outstanding shares of capital stock reflected in Schedule 1.1(c).

“Intermediate Holding Company Constituent Documents” means the Constituent Documents for Intermediate Holding Company attached as Exhibit C.

“Issuer Charter” means the Certificate of Incorporation of Issuer attached as Exhibit D.

“Issuer Entities” means, collectively, the Issuer, the Intermediate Holding Company and the Acquisition Vehicle.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, with respect to the Company, the actual knowledge of any of the Persons listed in Schedule 1.1(d) to this Agreement after reasonable inquiry of only those relevant officers or employees of the Group Companies who either report directly to them or have primary responsibility relating to the relevant matter.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, treaty, rule, regulation, ordinance or code.

“Liability” or “Liabilities” means any liability or obligation due or to become due.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has a material adverse effect on (x) the business, financial condition or results of operations of the Group Companies, taken as a whole, or (y) the ability of the Sellers, or the Company to consummate the transactions contemplated by this Agreement; provided that none of the following events, changes, circumstances, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (a) any outbreak or escalation of war or major hostilities, man-made or natural disaster, national or international calamity or crisis or any act of terrorism; (b) changes in financial, credit or capital markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions; (c) strikes, work stoppages or other labor disturbances; (d) changes in Laws, GAAP or enforcement or interpretation thereof; (e) changes that generally affect the industries and markets in which the Group Companies operate; (f) any termination of or failure to grant or renew any permit or other approval of the Group Companies by any Governmental Authority (unless such termination or failure to grant or renew is primarily the result of a breach by the Sellers of the provisions of this Agreement); (g) the expiration or termination of any Contract in accordance with its terms (other than a termination that is primarily the result of a material default by any Group Company party thereto); (h) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, the Issuer, or the failure to take any action prohibited by this Agreement or to which the Issuer refuses to provide consent pursuant to this Agreement; (i) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing (including any litigation or reduction in billings or revenue related thereto, any loss of or adverse change to any Contract or loss of or adverse change in customer, employee, supplier, financing source, licensor, licensee, lessor, lessee, equityholder, joint venture partner or any other similar business relationships, including labor disputes or the departure of employees); (j) any change in the credit rating of the Group Companies or any debt securities or other obligations of the Group Companies (it being understood that the facts and circumstances underlying any such change in credit rating that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect); or (k) any failure of any Group Company to meet any projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), except, in the case of clauses (a) and (b), to the extent such events changes, circumstances, effects or other matters have a materially disproportionate effect on the Group Companies, taken as a whole, relative to other participants engaged the industries in which the Group Companies operate. For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Group Companies, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Sellers or Group Companies.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Pledge Agreement” means the pledge by the Acquisition Vehicle of certain shares of the Company as security therefor in the form attached hereto as Exhibit E.

“Proceeding” means any action, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Seller Notes” means the promissory notes in the form attached hereto as Exhibit F having an aggregate principal value of $50 million and payable to the Sellers pro rata based upon their respective percentage interests in the Company immediately prior to the Closing.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity. When used in this Agreement without reference to a particular Person, “Subsidiary” means a direct or indirect Subsidiary of the Company.

“Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, windfall profit, severance, production, stamp or environmental tax, or withholding or deduction required to be withheld or deducted together with any interest or penalty, addition to tax or additional amount imposed by any taxing authority of any Governmental Authority.

“Tax Proceeding” means an audit, claim, dispute or other Proceeding with a Governmental Authority relating to Taxes.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes that is required to be supplied to a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the United States Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Withholding Amount” means, in respect of each Seller the amount that the Issuer is required to pay to the Australian Commissioner of Taxation pursuant to section 14-200 of Schedule 1 of the Taxation Administration Act 1953 (Cth) in respect of the acquisition of the Shares in the Company.

Section 1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
2M Trust	Preamble
Additional Equity Proceeds	2.4
Affiliate Indemnified Parties	6.3(a)
Agreement	Preamble
ASIC	2.6(b)(ii)
Australian Financial Statements	4.5(a)(iii)
Baker McKenzie	7.13(a)
Bankruptcy and Equity Exception	3.2
Closing	2.4
Effective Date	Preamble

Defined Term	Section
Confidentiality Agreement	6.1
Company	Preamble
Company Disclosure Schedule	ARTICLE 4
Company IP Registrations	4.10
Deutsch	Preamble
Equity Proceeds	2.4
F45 Holdings Balance Sheet	4.5(a)(ii)
F45 Training Australian Financial Statements	4.5(a)(iii)
FCPA	4.22
Financial Statements	4.5(a)
FIRPTA Certificate	2.6(a)(ii)
Gilchrist	Preamble
Group Companies’ Intellectual Property	4.10
Individual Seller	3.1(b)
Initial Equity Proceeds	2.1
Initial Minority Shares	2.1
Interim Balance Sheet	4.5(a)(iv)
Investor	Preamble
Issuer	Preamble
Issuer Disclosure Schedule	ARTICLE 5
Leased Real Property	4.8
Material Contracts	4.11(a)
MFA	6.4
New Investor Member	2.4
Personal Information	4.23
Qualified Plan	4.13(a)
Securities Act	4.3
Sellers	Preamble
Seller Disclosure Schedule	ARTICLE 3
Seller Parties	7.13(a)
Shares	Preamble
Stockholders’ Agreement	2.6(a)(iii)
Subsequent Issuance	2.4
Transfer Taxes	6.5
Trustee	Preamble
US Audited Financial Statements	4.5(a)(i)

Section 1.3 Construction.

(a) Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The term “or” will not be deemed to be exclusive. The phrase “made available to” means disclosures made, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions or in any other form in expectation of the transactions contemplated by this Agreement. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Unless otherwise provided in this Agreement, all monetary values stated herein are expressed in United States currency and all references to “dollars” or “$” will be deemed references to the United States dollar. Where a monetary threshold stated in ARTICLE 4 is expressed in United States dollars, the threshold amount will where applicable be deemed to specify an equivalent amount of non-United States currency, determined based on the applicable currency exchange rate determined as of the date of this Agreement.

(b) If and to the extent any information required to be furnished in any Section of the Company Disclosure Schedule or Seller Disclosure Schedule is contained in this Agreement or in any other Section of the Company Disclosure Schedule or Seller Disclosure Schedule, such information shall be deemed to be included in all Sections of the Company Disclosure Schedule or Seller Disclosure Schedule in which the information would otherwise be required to be included to the extent that it is reasonably apparent that such disclosure is applicable to such other Section. Disclosure of any fact or item in any Section of the Company Disclosure Schedule or Seller Disclosure Schedule shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect, or that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any Intellectual Property rights) or any applicable Law, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties made herein or of disclosing any information required to be disclosed under the Agreement. The Company Disclosure Schedule and Seller Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties or covenants contained in this Agreement, and do not, except as expressly set forth in the representations and warranties (or covenants) which they qualify, constitute representations and warranties (or covenants) as to the matters described therein. Neither the Sellers nor the Company shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Schedule or Seller Disclosure Schedule which otherwise is not required to be disclosed by this Agreement.

ARTICLE 2

THE TRANSACTION

Section 2.1 Issuance of Preferred Stock. Effective as of immediately prior to the Closing, Investor has purchased from the Issuer and the Issuer has sold and issued to the Investor 10,000,000 shares of Preferred Stock (as defined in the Issuer Charter) representing 25.64% of the total issued and outstanding capital stock of the Issuer on an as-converted basis as of the Effective Date after giving effect to the issuance of the Common Stock Consideration (the “Initial Minority Shares”) for aggregate cash consideration equal to One Hundred Million Dollars ($100,000,000) (the “Initial Equity Proceeds”). Issuer has caused the Initial Equity Proceeds to be contributed to the capital of the Acquisition Vehicle.

Section 2.2 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Sellers hereby sell and transfer to the Acquisition Vehicle, and the Acquisition Vehicle hereby purchases and acquires from the Sellers, all of the Shares in exchange for (a) the payment by the Acquisition Vehicle to the Sellers of an amount in cash equal to the Initial Equity Proceeds, (b) the issuance by Acquisition Vehicle of the Seller Notes and (c) the issuance by the Issuer to the Sellers of the Common Stock Consideration.

Section 2.3 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the Effective Date. For the purposes of this Agreement, the Closing will be deemed effective as of 11:59 p.m. local time in each applicable jurisdiction on the Effective Date.

Section 2.4 Subsequent Sales of Preferred Stock to Investor. At any time within thirty (30) days after the Effective Date, the Issuer may sell up to 1,000,000 additional shares of Preferred Stock to the Investor for a price per share of Preferred Stock equal to $10.00; provided that, in connection therewith, the Investor may only issue Equity Securities of Investor, or any security or rights convertible into or exchangeable or exercisable for any Equity Securities of Investor (otherwise admit as a member of Investor) to one or more of the Persons identified on Schedule 2.4 (any such Person a “New Investor Member”). Any additional purchases of Preferred Stock by Investor pursuant to this Section 2.4 shall be made on the terms and subject to the conditions set forth in this Agreement. As a condition to the issuance by the Company of any shares of Preferred Stock pursuant to this Section 2.4 (a “Subsequent Issuance”), the Investor shall provide an update Section 5.4(a) of the Issuer Disclosure Schedule with respect to the Investor to reflect the admission, or issuance of any Equity Securities to any New Investor Member, which update shall constitute the representation and warranty by the Investor to the Company as of the date of a Subsequent Issuance of the representations and warranties set forth in Article 5 to the extent applicable to the Investor. The Issuer shall cause the aggregate proceeds received by the Company in connection with any issuance of additional shares of Preferred Stock pursuant to this Section 2.4 (the “Additional Equity Proceeds” and, together with the Initial Equity Proceeds, the “Equity Proceeds”) to be contributed to the Acquisition Vehicle, and all Additional Equity Proceeds shall be used solely to prepay in an equal amount the then outstanding principal balance under the Seller Notes pro rata, which payments shall be made within two (2) Business Days of a Subsequent Issuance. Promptly following any Subsequent Issuance, the Company shall deliver to the Investor a certificate representing the shares of Preferred Stock the Investor is purchasing against payment of the purchase price therefor by check, wire transfer, or any combination thereof.

Section 2.5 Withholding.

(a) The Issuer and Acquisition Vehicle will deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement (other than any amount payable or deliverable to the Sellers) such amounts as shall be required to be deducted or withheld therefrom under the Code or under any applicable provision of Tax Law, taking into account any applicable exemption under such Law. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. In the event that the Issuer or Acquisition Vehicle determines that an amount is required to be deducted and withheld with respect to the consideration payable under this Agreement (excluding any amount required to be withheld as a result of the failure to deliver the applicable FIRPTA Certificate), then the Issuer or Acquisition Vehicle, as applicable, will notify the Sellers at least 20 Business Days prior to the date the applicable payment is scheduled to be made (which notification will include a copy of the calculation of the amount to be deducted and withheld) so that the Sellers have a reasonable opportunity to provide forms or other evidence that would exempt such amounts from deduction and withholding and the Issuer will use its reasonable best efforts to secure any applicable exemptions or reductions to withholding Taxes.

(b) Each Seller represents and warrants that it is an Australian resident, as defined in the Income Tax Assessment Act 1997 (Cth). The parties agree that this is a declaration in writing for the purposes of Sections 14-210 and 14-225 of Schedule 1 of the Taxation Administration Act 1953 (Cth).

(c) The Acquisition Vehicle must not withhold or deduct a Withholding Amount from the Equity Proceeds.

Section 2.6 Closing Deliveries.

(a) At the Closing, the Sellers and the Company have delivered or cause to be delivered to the Issuer:

(i) a share transfer form from each Seller as necessary to transfer title to the Shares owned by such Seller to the Acquisition Vehicle, executed by such Seller;

(ii) a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, issued by the Sellers certifying that the Shares are not United States real property interests (the “FIRPTA Certificate”); and

(iii) the Shareholders’ Agreement in the form of Exhibit H (the “Stockholders’ Agreement”), executed by each Seller.

(b) At the Closing, the Issuer has delivered or caused to be delivered to the Sellers or the Investor, as applicable:

(i) an official, file-stamped copy of the Issuer Charter issued by the Secretary of State of Delaware and dated not more than one Business Day prior to the Effective Date;

(ii) a “Certificate of Registration of a Company” issued by the Australian Securities and Investments Commission (“ASIC”) and a current and historical ASIC company extract (such extract to be dated no earlier than 2 days prior to the Effective Date), for each of the Intermediate Holding Company and the Acquisition Vehicle;

(iii) the Stockholders’ Agreement executed by the Issuer and the Investor;

(iv) the Seller Notes, each executed by the Acquisition Vehicle;

(v) the Guaranty executed by the Issuer;

(vi) the Pledge Agreement executed by the Acquisition Vehicle;

(vii) the Promotion Agreement in the form attached hereto as Exhibit I (the “Promotion Agreement”) executed by the Issuer and Mark Wahlberg;

(viii) stock certificates evidencing the issuance by the Issuer to the Sellers of the Common Stock Consideration as set forth on Schedule 2.6(b)(viii); and

(ix) stock certificates evidencing the issuance by the Issuer to the Investor of the Initial Minority Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to the Issuer and Investor as follows, except as set forth on the disclosure schedule delivered by the Sellers to the Issuer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1 Formation of 2M Trust; Capacity and Authority of Individual Sellers.

(a) The 2M Trust is duly formed and validly exists under applicable Law and the Trustee enters into this Agreement as trustee of the 2M Trust. Trustee has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which 2M Trust is a party and to perform its obligations under this Agreement and the Ancillary Agreements.

(b) Each of Deutsch and Gilchrist (each an “Individual Seller”) is an individual. The execution and delivery by each Individual Seller of this Agreement and any Ancillary Agreement to which such Individual Seller is a party, the performance by such Individual Seller of its obligations hereunder and thereunder and the consummation by such Individual Seller of the transactions contemplated hereby and thereby have been duly authorized by such Individual Seller with no element of coercion or undue influence of any kind whether by the Investor or any third party.

Section 3.2 Authority and Enforceability. Such Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to perform its obligations under this Agreement and the Ancillary Agreements. Such Seller has duly and validly executed and delivered this Agreement and, on or prior to the Closing, such Seller will have duly and validly executed and delivered and the Ancillary Agreements to which such Seller is party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Issuer, the Company and the other parties hereto and thereto, this Agreement constitutes, and at the Closing the Ancillary Agreements to which such Seller is party will constitute, the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the exceptions listed in (a) and (b) are referred to herein as the “Bankruptcy and Equity Exception”).

Section 3.3 Title to Shares. Such Seller is the sole record and beneficial owner of the Shares identified on Schedule 3.3 of the Seller Disclosure Schedule as being owned by such Seller, free and clear of all Encumbrances. The delivery to the Issuer of such Shares pursuant to this Agreement will transfer and convey marketable title thereto to the Issuer, free and clear of all Encumbrances. Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by such Seller or to which such Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Shares.

Section 3.4 No Conflict. Neither the execution, delivery and performance by such Seller of this Agreement or the Ancillary Agreements to which such Seller is party, nor the consummation by such Seller of the transactions contemplated by this Agreement, will (a) in the case of the 2M Trust, conflict with or violate the Constituent Documents of the 2M Trust or Trustee, (b) violate any Law or Judgment applicable to such Seller or (c) require such Seller to obtain any Governmental Authorization or make any filing with any Governmental Authority except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.5 Brokers Fees. No Seller has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which the Issuer would become liable or obligated or for which any Group Company, after the Effective Date, will have any continuing obligation.

Section 3.6 No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 3, NO SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN ARTICLE 4) MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH SELLER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Issuer and the Investor as follows, except as set forth on the disclosure schedule delivered by the Company to the Issuer concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”):

Section 4.1 Organization and Good Standing. Each Group Company is duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, formation or registration and has all requisite corporate (or other applicable legal entity) power and authority to conduct its business as presently conducted. Each Group Company is duly qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) as a foreign legal entity in each jurisdiction in which the nature of its activities requires such qualification, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to the Issuer copies of the Constituent Documents of the Group Companies, each as in effect as of the date of this Agreement.

Section 4.2 Authority and Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the applicable Ancillary Agreements and to perform its obligations under this Agreement and the applicable Ancillary Agreements. The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company has been duly authorized by the necessary action of the Company. The Company has duly and validly executed and delivered this Agreement and, on or prior to the Closing, the Company will have duly and validly executed and delivered the Ancillary Agreements to which it is a party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements, by the Issuer and the other parties hetero and thereto, this Agreement constitutes, and at the Closing the Ancillary Agreement to which it is a party, will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflict. Neither the execution, delivery and performance by the Company of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by the Company of the transactions contemplated by this Agreement, will (a) conflict with or violate the Constituent Documents of any of the Group Companies, (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Material Contract to which any of the Group Companies is a party or by which any of the Group Companies is bound, in any case with or without due notice or lapse of time or both, (c) result in the imposition of any Encumbrance on any of the assets of any of the Group Companies, (d) violate any Law or Judgment applicable to the Group Companies or (e) except for required filings (i) related to the identity of, or any business conducted by, the Issuer or its Affiliates or (ii) required under the Securities Act of 1933 (the “Securities Act”) or any similar state of non-United States securities Laws, require any of the Group Companies to obtain any Governmental Authorization or make any filing with any Governmental Authority except, in the case of clauses (b), (c), (d) and (e) above, as would not, individually or in the aggregate, reasonably be expected to be material.

Section 4.4 Capitalization and Subsidiaries.

(a) Section 4.4(a) of the Company Disclosure Schedule sets forth for each Group Company (i) its name and jurisdiction of organization and (ii) the number of issued and outstanding shares of capital stock or other Equity Securities and the record holders thereof. No Group Company owns or has any rights to acquire, directly or indirectly, any capital stock or other Equity Securities of any Person, except for the Subsidiaries set forth in Section 4.4(a) of the Company Disclosure Schedule. All of the issued and outstanding Equity Securities of each Group Company have been duly authorized and are validly issued, owned of record by one or more of the Group Companies and, in the case of shares of capital stock, are fully paid and nonassessable. All of the Equity Securities of each Group Company were issued in compliance with applicable Laws.

(b) Except as provided in Section 4.4(a) and other than this Agreement, there are no (i) Equity Securities of any class of any Group Company, or any security exchangeable into or exercisable for such Equity Securities, issued, reserved for issuance or outstanding and (ii) options, warrants, equity securities, calls, rights or other Contracts to which any Group Company is a party or by which any Group Company is bound obligating any Group Company to issue, exchange, or sell, or cause to be issued, exchanged, or sold, additional Equity Securities of any Group Company or any security or rights convertible into or exchangeable or exercisable for any such Equity Securities. Other than this Agreement, there are no Contracts to which any Group Company is a party or by which any Group Company is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any state securities Law of the Equity Securities of any Group Company. No holder of Indebtedness of any Group Company has any right to convert or exchange such Indebtedness for any Equity Securities of any Group Company. No holders of outstanding Indebtedness of any Group Company have any rights to vote for the election of directors or managers of any Group Company.

Section 4.5 Financial Statements.

(a) Attached as Section 4.5 of the Company Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”):

(i) an audited balance sheet of F45 Training Incorporated as of December 31, 2016 and December 31, 2017 and the related audited statements of operations and comprehensive income (loss), changes in stockholder’s equity (deficit) and cash flows for the years then ended, including in each case the notes thereto, together with the report thereon of BDO USA, LLP, independent certified public accountants (together, the “US Audited Financial Statements”);

(ii) an unaudited balance sheet of F45 Holdings Pty Ltd as of June 30, 2017 (the “F45 Holdings Balance Sheet”);

(iii) an unaudited balance sheet of F45 Training Pty Ltd as of June 30, 2017 and June 30, 2016 and the related unaudited statements profits or loss and other income and statement of financial positions for each twelve (12) month period then ended, including in each case the notes thereto (together, the “F45 Training Australian Financial Statements” and, together with the F45 Holdings Balance Sheet, collectively the “Australian Financial Statements”); and

(iv) an unaudited aggregated balance sheet of the Group Companies as of December 31, 2018 (the “Interim Balance Sheet”) and the related unaudited aggregated statement of comprehensive income (loss) for the year-to-date period then ended.

(b) Except as provided or described in the US Audited Financial Statements, the US Audited Financial Statements fairly present in all material respects the financial condition and results of operations of F45 Training Incorporated as of the respective dates thereof and for the periods indicated therein. The US Audited Financial Statements have been prepared in accordance with GAAP. Except as provided or described in the F45 Training Australian Financial Statements, the F45 Training Australian Financial Statements fairly present in all material respects the financial condition and results of operations of F45 Training Pty Ltd as of the respective dates thereof and for the periods indicated therein. The Australian Financial Statements have been prepared in accordance with AASB Standards. Except as provided or described in the Interim Balance Sheet, the Interim Balance Sheet fairly presents in all material respects the net assets of the Group Companies on an aggregated basis as of the date of the Interim Balance Sheet. The Interim Balance Sheet been prepared in accordance with the Accounting Rules.

(c) The Company maintains a system of internal accounting controls appropriate for a privately-held company of comparable size.

Section 4.6 No Undisclosed Liabilities. No Group Company has any Liabilities as of the date of this Agreement that would be required to be reflected on a consolidated balance sheet of the Group Companies prepared in accordance with GAAP, except for Liabilities (a) reflected, reserved against or otherwise disclosed in the Financial Statements (including the notes thereto), (b) arising in the ordinary course of business after the date of the Interim Balance Sheet, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in the Company Disclosure Schedule, or (e) that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.7 Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, there has not been any Material Adverse Effect. Since the date of the Interim Balance Sheet through the date of this Agreement, and except as otherwise contemplated by this Agreement, the Group Companies have operated their business in all material respects in the ordinary course of business.

Section 4.8 Real Property. No Group Company owns any real property. Section 4.8 of the Company Disclosure Schedule sets forth an accurate and complete description as of the date of this Agreement of (a) all real property leased or licensed by any Group Company (the “Leased Real Property,”) and (b) all Contracts pursuant to which any Group Company has a right or obligation to acquire ownership of or enter into a lease with respect to any material real property. The Company has made available to the Issuer all leases relating to the Leased Real Property that are in the possession of the Group Companies as of the date hereof. The Group Companies have a valid leasehold interest in each Leased Real Property, free and clear of any Encumbrances. No Group Company is in material default under any lease relating to the Leased Real Property. There are no leases, subleases, licenses or other agreements granting to any Person other than the Group Companies any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any material portion thereof. As of the date of this Agreement, there are no Proceedings pending nor, to the Company’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof that would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no Group Company has received written notice of any Proceeding by any Governmental Authority with respect to the Leased Real Property that would be reasonably expected to have a Material Adverse Effect.

Section 4.9 Tangible Personal Property. The Group Companies, as applicable, have good title to, or in the case of leased assets, valid leasehold interests in, all of their material tangible personal property, free and clear of all Encumbrances.

Section 4.10 Intellectual Property. The Group Companies own or otherwise have the right to use all Intellectual Property used in the operation of their business as presently conducted (the “Group Companies’ Intellectual Property”), except where the failure to own or have the right to use the Group Companies’ Intellectual Property would not, individually or in the aggregate, have a Material Adverse Effect. None of the activities or business presently conducted by any Group Company infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. To the Company’s Knowledge, no other Person is infringing, violating or misappropriating any of the Companies’ Intellectual Property owned by the Group Companies. Section 4.10 of the Company Disclosure Schedule sets forth an accurate and complete list of the material patents and trademarks that are owned or licensed by the Group Companies, and any applications therefor in any jurisdiction (the “Company IP Registrations”). All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has made available to the Issuer a list of all Company trademark registrations.

Section 4.11 Contracts.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract to which any Group Company is a party, which:

(i) is for the purchase or sale of materials, supplies, goods, equipment or services that involves the payment by or to any Group Company of more than $2,000,000 in the aggregate in the twelve (12) calendar months ended December 31, 2018 and has not been substantially performed and paid prior to the date of this Agreement;

(ii) is for capital expenditures in excess of $2,000,000;

(iii) is a mortgage, charge, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness and in each case having an outstanding principal amount in excess of $2,000,000, other than any obligation in connection with a Company Plan;

(iv) is a license or other material Contract under which any Group Company has obtained a license to use the Intellectual Property of another Person (except for any “off-the-shelf” or other software generally commercially available on standard terms and conditions under which a Group Company is the licensee);

(v) is an employment Contract whether on a full-time, part-time or consulting basis receiving an annual base salary in excess of $200,000 that is not terminable by a Group Company without penalty or further payment and without more than 60 days’ notice;

(vi) is a Contract that limits or purports to limit the ability of the Group Companies to compete in any line of business, with any Person or in any geographic area or during any period of time;

(vii) is a Contract to which any Group Company is a party that provides for any joint venture, partnership or similar arrangement by the Company; or

(viii) is a Contract between or among any Group Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand.

The Contracts listed in Section 4.11(a) of the Company Disclosure Schedule are referred to in this Agreement as the “Material Contracts.”

(b) With respect to each such Material Contract, neither any Group Company party to the Material Contract, nor, to the Company’s Knowledge, any other party to the Material Contract is in material breach or default under the Material Contract, except for such breaches or defaults as to which requisite waivers or consents have been obtained or which would not result in a Material Adverse Effect. Subject to the Bankruptcy and Equity Exception, each Material Contract is enforceable as to the applicable Group Company party thereto in accordance with its terms except to the extent it has previously expired in accordance with its terms.

Section 4.12 Tax Matters.

(a) The Group Companies have timely (within any applicable extension periods) filed all income and other material Tax Returns required to be filed on or prior to the Effective Date for any taxable period prior to the Effective Date. All material Taxes due and owing by the Group Companies with respect to any taxable period prior to the Effective Date have been paid or adequate provision has been made therefor. Each Group Company has deducted all Tax required to be deducted from any payments made by it (including interest, royalties, remuneration payable to officers, employees or contractors or payments to a non-resident) and remitted the Tax to the applicable Governmental Authority as required by Law.

(b) The Group Companies have not (i) agreed to waive or extend the statute of limitation applicable to the assessment or collection of any material Tax that has not yet been either paid or resolved or (ii) agreed in writing to extend the time within which to file any income and other material Tax Return of, related to, or that includes a Group Company, which has not been since filed within the prescribed extended period.

(c) The Group Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d) No written claim has been made since January 1, 2013 by any taxing authority in any jurisdiction where any Group Company does not file tax returns that it is, or may be, subject to Tax by that jurisdiction.

(e) To the Company’s Knowledge, as of the date hereof, no Tax Return filed by or with respect to the Group Companies is currently under examination by any Governmental Authority.

(f) No Tax Proceeding is being conducted or, to the Company’s Knowledge is being threatened with respect to any Taxes of the Group Companies. No Governmental Authority has proposed in writing delivered to a Group Company, or, to the Company’s Knowledge, is threatening to propose any material adjustment to any item with respect to Taxes applicable to the Group Companies.

(g) The Group Companies incorporated in Australia have complied with the provisions of Part IIIAA and Part 3-6 of the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) respectively, and had maintained proper records of franking debits and franking credits for the purposes of the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth).

(h) No Group Company has received notice that any document to which any Group Company is a party has not been properly stamped under the applicable Duty legislation.

(i) None of the Group Companies is a party to any income Tax allocation or sharing arrangement with any Person other than another Group Company pursuant to which they will have any obligation to make any payments after the Effective Date.

(j) None of the Group Companies has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(k) The amount of any Group Company’s liability for unpaid Taxes for all periods ending on or before December 31, 2018, does not, in the aggregate, exceed in any material respect the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements for such Group Company. The amount of any Group Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed in any material respect the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

Section 4.13 Employee Benefit Matters.

(a) With respect to each material Company Plan, the Company has made available to the Issuer, to the extent applicable, (i) an accurate and complete copy of the written plan document, (ii) the most recently filed Form 5500, including all schedules thereto, financial statements and the opinions of independent accountants and (iii) with respect to each Company Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”), the most recent determination, advisory or opinion letter issued by the IRS for each such Company Plan.

(b) The Group Companies have performed their obligations under each Company Plan in all material respects in accordance with the terms of such Company Plan and in material compliance with the currently applicable provisions of applicable Law. Each Qualified Plan has received a favorable determination, advisory or opinion letter from the IRS that it is qualified under Section 401(a) of the Code. With respect to any Company Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Group Companies have complied in all material respects with the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code, with respect to their employees (and their eligible dependents).

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) any agreement between any Group Company and any executive officer or other senior managerial employee of any Group Company the benefits of which are contingent upon the occurrence of a transaction involving the Group Companies of the nature of the transactions contemplated by this Agreement (either alone or upon termination of employment following such transactions) and (ii) any agreement or plan binding upon any Group Company, including any material Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (either alone or upon the termination of employment following such transactions).

(d) This Section 4.13 constitutes the sole and exclusive representations and warranties of the Company with respect to any matters relating to Company Plans, Qualified Plans, and other employee benefits plans.

Section 4.14 Employment and Labor Matters. Section 4.14 of the Company Disclosure Schedule sets forth an accurate and complete list of any collective bargaining, works council or similar agreement to which a Group Company is a party. There is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to the Company’s Knowledge, threatened between any Group Company, on the one hand, and any of its employees, on the other hand except for disputes with individual employees arising in the ordinary course of business. The Group Companies are in material compliance with all applicable Laws pertaining to the employment of their employees, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities. This Section 4.14 constitutes the sole and exclusive representations and warranties of the Company with respect to employment and labor matters.

Section 4.15 Governmental Authorizations. The Group Companies have all material Governmental Authorizations that are necessary for them to conduct their business as presently conducted. The Group Companies are in material compliance with all Governmental Authorizations that are necessary for them to conduct their business as presently conducted. From January 1, 2016 through the date of this Agreement, no Group Company has received any written notice stating that the conduct of its business is currently in material violation of any Governmental Authorization. As of the date of this Agreement, no Proceeding is pending or, to the Company’s Knowledge, threatened against any Group Company that alleges a violation by any Group Company of any applicable Governmental Authorization that, if adversely determined to a Group Company, would have a Material Adverse Effect.

Section 4.16 Compliance with Laws. The business of the Group Companies, taken as a whole, is being conducted, and since January 1, 2016 has been conducted, in compliance with all applicable Laws, except for such violations as would not reasonably be expected to be material to the Group Companies, taken as a whole. This Section 4.16 does not relate to Intellectual Property matters, which are the subject to Section 4.10, Tax matters, which are the subject to Section 4.12, employee benefit matters, which are the subject of Section 4.13, employment and labor matters, which are the subject of Section 4.14, matters relating to Governmental Authorizations, which are the subject to Section 4.15, or matters relating to franchise matters, which are the subject to Section 4.18.

Section 4.17 Legal Proceedings. There is no Proceeding pending, or to the Company’s Knowledge, currently threatened (a) against the Company or any officer, director or key employee of the Company arising out of their employment or board relationship with the Company; or (b) that questions the validity of this Agreement or any Ancillary Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated hereby or thereby; or (c) to the Company’s Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any of its officers or directors is a party or is named as subject to the provisions of any Judgment (in the case of officers or directors, such as would affect the Company). There is no Proceeding by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

Section 4.18 Franchise Matters. The Group Companies are, and since January 1, 2016 have been, in material compliance with all applicable Franchise Laws. All FDDs that were used to offer or sell franchises for any franchises that are in effect as of this Agreement: (i) have contained all information required by applicable Franchise Laws; (ii) have otherwise been prepared and delivered to prospective franchisees in compliance with applicable Franchise Laws; (iii) do not contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made, except for such FDD noncompliance, violations, or omissions that would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.19 Insurance. The Group Companies maintain policies of insurance against fire, theft and other casualties, and covering such other Liabilities and business risks and properties of the Group Companies. All material insurance policies with respect to the properties, assets, or business of the Group Companies are in full force and effect and all premiums due and payable thereon have been paid. As of the date hereof, none of the Group Companies has received either a written notice of cancellation or non-renewal of any material insurance policy.

Section 4.20 Brokers Fees. No Group Company has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which the Issuer would become liable or obligated or for which any Group Company, after the Effective Date, will have any continuing obligation.

Section 4.21 Condition and Sufficiency of Assets. The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs in the ordinary course. The buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.22 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (a) influencing any official act or decision of such official, party or candidate, (b) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of (a), (b) and (c) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person in violation of applicable Law. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of applicable Law. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

Section 4.23 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) or use of any personally identifiable information from any individuals, including any customers, prospective customers, employees or other third parties (collectively “Personal Information”), the Company is and has been since January 1, 2016 in compliance in all material respects with applicable Laws, the Company’s privacy policies and the requirements of any Material Contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use or disclosure. The Company is and has been since January 1, 2016 in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

Section 4.24 No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 4, NONE OF THE COMPANY, ANY OTHER GROUP COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES (OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF EACH SELLER IN ARTICLE 4) OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE COMPANY EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE ISSUER, INVESTOR AND ACQUISITION

VEHICLE

The Issuer, the Acquisition Vehicle and the Investor, jointly and severally, represent and warrant to the Sellers and the Company as follows, except as set forth on the disclosure schedule delivered by the Issuer to the Sellers and the Company concurrently with the execution and delivery of this Agreement (the “Issuer Disclosure Schedule”):

Section 5.1 Organization and Good Standing. The Issuer is a Delaware Corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as it is presently conducted. The Investor is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to conduct its business as it is presently conducted. The Issuer Charter and the Bylaws of the Issuer attached as Exhibit J are in effect. Each of Intermediate Holding Company and Acquisition Vehicle is duly organized and validly existing under the Laws of Australia, and has all requisite corporate power and authority to conduct its business as presently conducted.

Section 5.2 Authority and Enforceability.

(a) Each of the Issuer, the Acquisition Vehicle and the Investor has all requisite power and authority to execute and deliver this Agreement, the Ancillary Agreements to which it is party and to perform its obligations under this Agreement and the Ancillary Agreements to which it is party. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Issuer, the Acquisition Vehicle or Investor are party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Issuer, the Acquisition Vehicle and the Investor. Each of the Issuer, the Acquisition Vehicle and the Investor has duly and validly executed and delivered this Agreement and the Ancillary Agreements to which it is party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Sellers, the Company and the other parties thereto as applicable, this Agreement and the Ancillary Agreements to which each of the Issuer, the Acquisition Vehicle and the Investor is party constitute the valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Intermediate Holding Company has all requisite power and authority to execute and deliver the Ancillary Agreements to which it is party and to perform its obligations under the Ancillary Agreements to which it is party. The execution, delivery and performance of the Ancillary Agreements to which Intermediate Holding Company is party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Intermediate Holding Company. Intermediate Holding Company has duly and validly executed and delivered the Ancillary Agreements to which it is party. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Sellers, the Company and the other parties thereto (other than the Issuer or the Investor), as applicable, the Ancillary Agreements to which the Intermediate Holding Company is party constitute, the valid and binding obligation of the Intermediate Holding Company, enforceable against the Intermediate Holding Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 No Conflict. Neither the execution, delivery and performance by the Issuer, the Acquisition Vehicle or the Investor of this Agreement nor the execution, delivery and performance by the Investor or any Issuer Entity of the Ancillary Agreements to which such Person is party, nor the consummation by such Person of the transactions contemplated by this Agreement or the Ancillary Agreements to which any such Person is a party will (a) conflict with or violate the Constituent Documents of the Investor or any Issuer Entity, (b) result in a breach or default under or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Investor or any Issuer Entity is a party or by which the Investor or such Issuer Entity is bound, in any case with or without due notice or lapse of time or both, (c) result in the imposition of any Encumbrance on any of the assets of the Investor or any Issuer Entity, (d) violate any Law or Judgment applicable to the Investor or any Issuer Entity or (e) require the Investor or any Issuer Entity to obtain any Governmental Authorization or make any filing with any Governmental Authority.

Section 5.4 Capitalization.

(a) Section 5.4(a) of the Issuer Disclosure Schedule sets forth (i) the number of issued and outstanding shares of capital stock or other Equity Securities of each of the Issuer and the Investor and the record holders thereof, and (ii) the number of shares of capital stock or other Equity Securities of each of Intermediate Holding Company and Acquisition Vehicle that will be issued and outstanding as of the Closing and the record holders thereof. Except pursuant to this Agreement, the Issuer does not, and neither the Intermediate Holding Company nor the Acquisition Vehicle will, own or have any rights to acquire, directly or indirectly, any capital stock or other Equity Securities of any Person. All of the issued and outstanding Equity Securities of the Issuer and the Investor have been duly authorized and are validly issued, owned of record by the record holders identified in Section 5.4(a) of the Issuer Disclosure Schedule and, in the case of shares of capital stock, are fully paid and nonassessable. All of the issued and outstanding Equity Securities of the Intermediate Holding Company and the Acquisition Vehicle have been duly authorized and validly issued, owned of record by the record holders identified in Section 5.4(a) of the Issuer Disclosure Schedule and, in the case of shares of capital stock, will be fully paid and nonassessable.

(b) Except as set forth in Section 5.4(a) of the Issuer Disclosure Schedule or contemplated by this Agreement or the Promotion Agreement, there are no (i) Equity Securities of any class of any of the Issuer, the Investor, the Intermediate Holding Company or the Acquisition Vehicle, or any security exchangeable into or exercisable for such Equity Securities, issued, reserved for issuance or outstanding or (ii) options, warrants, equity securities, calls, rights or other Contracts to which the Issuer, the Investor, the Intermediate Holding Company or the Acquisition Vehicle is a party or by which the Issuer, the Investor, the Intermediate Holding Company or the Acquisition Vehicle is bound obligating such Person to issue, exchange, or sell, or cause to be issued, exchanged, or sold, additional Equity Securities of such Person or any security or rights convertible into or exchangeable or exercisable for any such Equity Securities.

Section 5.5 No Prior Operations or Liabilities. The Issuer, the Investor the Intermediate Holding Company and the Acquisition Vehicle have been formed solely to facilitate and engage in the transactions contemplated by this Agreement and the Ancillary Agreements. None of the Issuer, the Investor, the Intermediate Holding Company or the Acquisition Vehicle, (a) has engaged in any business activities or conducted any operations other than entering into this Agreement or the Ancillary Agreement, as applicable, (b) owns any assets, (c) has any Liabilities of any kind whatsoever in existence, whether accrued, contingent, absolute or otherwise, other than pursuant to its formation, this Agreement or the Ancillary Agreements, as applicable, and (d) is a party to any Contract other than this Agreement or the Ancillary Agreements, as applicable.

Section 5.6 Legal Proceedings. There is no Proceeding pending or, to the Investor’s or the Issuer’s knowledge, threatened against the Issuer, the Investor, the Intermediate Holding Company or the Acquisition Vehicle that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with, impair or jeopardize the ability of the Issuer, the Investor, the Intermediate Holding Company or the Acquisition Vehicle to consummate any of the transactions contemplated by this Agreement.

Section 5.7 No Regulatory Impediment. To the knowledge of the Issuer or the Investor, there is no fact relating to the Issuer’s, the Investor’s, the Intermediate Holding Company’s or the Acquisition Vehicle’s, businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that would reasonably be expected to impair the ability of the parties to obtain, on a timely basis, any authorization, consent, order, declaration or approval of any Governmental Authority including the Committee on Foreign Investment in the United States or third party necessary for the consummation of the transactions contemplated by this Agreement.

Section 5.8 Investment Intent. Each of the Issuer, the Acquisition Vehicle and the Investor has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Ancillary Agreements. The Acquisition Vehicle is acquiring the Shares for its own account and not with a view to distribution of such Shares in violation of the Securities Act. Each of the Issuer, , the Acquisition Vehicle and the Investor acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 5.9 Brokers Fees. None of the Investor, any Issuer Entity or any Person acting on behalf of any Issuer Entity has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement.

Section 5.10 No Other Representations and Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 5, NONE OF THE ISSUER, THE INVESTOR, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE ISSUER AND INVESTOR EACH EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

ARTICLE 6

COVENANTS

Section 6.1 Confidentiality. The parties agree to continue to abide by the Non-Disclosure Agreement between F45 Training Incorporated and FOD Capital LLC dated November 19, 2018 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms with respect to any Confidential Information (as defined in the Confidentiality Agreement) furnished, accessed or otherwise provided or made available to the Investor, the Issuer, their respective Affiliates or any of their respective Representatives (as defined in the Confidentiality Agreement) prior to the Closing; provided that the confidentiality provisions of the Shareholders’ Agreement will apply to any information furnished, accessed or otherwise provided or made available to the Issuer, its Affiliates or their respective Representatives (as defined in the Confidentiality Agreement) from and after the Closing.

Section 6.2 Public Announcements. Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other parties, unless required by applicable securities Law or securities listing standards (which shall not be unreasonably withheld, delayed or conditioned) in which case the other parties will have the right to review and make reasonable comment upon such press release or other announcement prior to issuance, distribution or publication; provided, that the foregoing will not restrict or prohibit the Sellers or the Group Companies from making any announcement to their employees, clients, customers, suppliers and other business relationships to the extent the Sellers or the Group Companies reasonably determine in good faith that such announcement is necessary or advisable.

Section 6.3 Exculpation and Indemnification.

(a) From and after the Closing, the Issuer will cause the Group Companies to fulfill and honor in all respects the obligations to their respective current and former directors, managers, officers, employees and agents (and any individual who prior to the Effective Date becomes a director, manager, officer, employee or agent of a Group Company) pursuant to any indemnification provisions under the Constituent Documents of the Group Companies as in effect on the date of this Agreement (the Persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “Affiliate Indemnified Parties”). From and after the Closing through the sixth anniversary of the Effective Date, the Issuer will cause the Group Companies to maintain the provisions with respect to indemnification and exculpation from Liability as set forth in the Constituent Documents of the Group Companies as of the date of this Agreement, which provisions will not be amended, repealed or otherwise modified during such period in any manner that would adversely affect the rights thereunder of any Affiliate Indemnified Party. Without limiting the generality of the foregoing, the Issuer agrees, following the Closing, to cause each of the Group Companies to provide indemnification and advancement of expenses to each of the Affiliate Indemnified Parties to the fullest extent permitted by such Constituent Documents, and not to exercise any right under such Constituent Documents to elect not to provide indemnification and advancement of expenses to the Affiliate Indemnified Parties.

(b) The Issuer agrees to pay from time to time as warranted all expenses, including attorneys’ fees and costs and expenses, that may be incurred by the Affiliate Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.3.

(c) For at least six years after the Effective Date, the Issuer will maintain in effect policies of directors’ and officers’ Liability insurance of at least the same level of coverage and containing terms which are, in the aggregate, no less advantageous to the insured as the current policies of directors’ and officers’ Liability insurance maintained by the Group Companies as of the Effective Date, in each case covering those Affiliate Indemnified Parties who are covered by the directors’ and officers’ Liability insurance policy of the Group Companies as of the Effective Date. Notwithstanding the foregoing, the Issuer will not be required to expend in any one year an amount in excess of 300% of the annual premium currently paid by the Group Companies for such insurance, but in the event that the annual premiums of such insurance coverage exceed such amount, the Issuer will, or will cause its Affiliates to, obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Issuer may satisfy its obligations under this Section 6.3(c) by purchasing a single tail directors and officers Liability insurance policy (which shall be satisfactory to the Seller), covering, for a period beginning on the Effective Date and continuing for at least six years thereafter covering each Affiliate Indemnified Party for whom insurance coverage is required to be provided pursuant to this clause with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Affiliate Indemnified Parties than those currently provided to the Affiliate Indemnified Parties under the insurance policies maintained by the Group Companies as of the Effective Date.

(d) This Section 6.3 will survive the Closing, is intended to benefit and may be enforced by the Group Companies and their Affiliate Indemnified Parties, and will be binding on all successors and permitted assigns of the Issuer.

Section 6.4 Post-Closing Concept Studios. Following the Closing, the Company and the Investor will negotiate in good faith the entry into an arrangement pursuant to which the Investor and the Company would jointly own and operate up to six (6) “corporate” studios per year pursuant to one or more franchise agreements that would relieve such jointly owned “corporate” studios from paying any recurring franchise royalty fees, with the exception of the traditional advertising/marketing fees and Opening Package purchases under conventional franchise agreements, in each case in such available territories throughout the world as mutually agreed between the Company and the Investor and subject to the exclusion of territories where F45 Studio franchisees have been granted exclusive territories or such grants are pending at the time of a request by Investor for a territory.

Section 6.5 Transfer Taxes. All transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes and fees, including any penalties and interest (“Transfer Taxes”) shall be borne by the Sellers, except to the extent that such Transfer Taxes are in connection with the acquisition of the Shares (“Share Transfer Taxes”), in which case Issuer shall pay such Share Transfer Taxes. Any Tax Return required to be filed with respect to any such Transfer Taxes will be timely filed by, or caused to be timely filed by, the Person primarily responsible for such filing under applicable Law; provided that such party will deliver, or cause to be delivered, a draft of any such Tax Return to the other party (or representative thereof) at least fifteen (15) calendar days prior to the due date for the filing of any such Tax Return (taking into account any applicable extensions) and any additional information relating thereto that the other party may reasonably request, and will reflect on the applicable Tax Return any reasonable comments submitted by such other party at least five (5) calendar days prior to the applicable due date. The parties hereto will reasonably cooperate in obtaining any available exemptions or refunds with respect to, or otherwise minimizing, Transfer Taxes.

Section 6.6 Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

Section 6.7 Third-Party Financing. The Sellers, the Issuer and the Company Group will use commercially reasonable efforts to obtain third-party financing following the Closing, the proceeds of which will be used to repay the Seller Notes in full.

Section 6.8 Option Plan. The Sellers, the Investor and the Issuer will, as soon as reasonably practicable after the Closing, adopt a customary equity incentive plan for management having an unallocated option pool of Common Stock representing not greater than ten percent (10%) of the aggregate capital stock of the Issuer on a fully-diluted, as converted basis.

ARTICLE 7

GENERAL PROVISIONS

Section 7.1 No Survival. The covenants and agreements of the parties contained in this Agreement or in any schedule, exhibit, certificate, instrument or other document delivered pursuant to this Agreement that are to be performed prior to the Closing shall terminate at, and shall not survive, the Closing, and only those covenants or agreements of the parties that by their terms are to be performed after the Closing will survive the Closing (solely to the extent required to be performed after the Closing and as provided in their respective terms). The representations and warranties of the parties hereto in this Agreement or in any schedule, exhibit, certificate, instrument or other document delivered pursuant to this Agreement shall terminate at, and not survive, the Closing. Following the Closing, there shall be no remedy for any breach or inaccuracy of any representation or warranty in this Agreement or any schedule, exhibit, certificate, instrument or other document delivered pursuant to this Agreement or (b) any breach of any covenant or other agreement in this Agreement or any schedule, exhibit, certificate, instrument or other document delivered pursuant to this Agreement, except with respect to this clause (b) those covenants or agreements of the parties that by their terms are to be performed after the Closing (solely to the extent required to be performed after the Closing and as provided in their respective terms); provided that in no event shall the this Section 7.1 limit the liability of any party to another party for Fraud.

Section 7.2 Notices. All notices, consents, requests, instructions, approvals and other communications that may be or are required to be given, served or sent by either party hereto pursuant to this Agreement, shall be in writing in English and given by delivery in person, by electronic mail with confirmation of delivery, by overnight delivery by a nationally recognized private courier, or by U.S. mail postage prepaid, certified mail. Notices delivered by hand, by electronic mail or by nationally recognized private courier shall be treated as if given on the first Business Day following receipt; provided, however, that a notice delivered by electronic mail shall only be effective if such notice is also delivered by hand, by nationally recognized private courier or deposited in the United States mail, postage prepaid, certified mail, on or before two Business Days after its delivery by electronic mail. Notices delivered by overnight delivery by a nationally recognized private courier shall be treated as if given on the second Business Day following deposit with such courier. Notices delivered by U.S. mail shall be treated as if given on the fifth Business Day following deposit with the U.S. Postal Service. All notices shall be addressed as follows:

If to the Sellers or, prior to the Closing, the Company:

F45 Training Inc.

236 California Street

El Segundo, California

Attention:	Adam Gilchrist

Robert Deutsch

2M Properties Pty Ltd

Email:	adam@f45training.com.au

rob@f45training.com.au

marc@f45training.com

in each case, with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

300 Randolph Street

Suite 5000

Chicago, Illinois 60601

Attention:	David Malliband

Andrew J. Warmus

Email:	david.malliband@bakermckenzie.com

andrew.warmus@bakermckenzie.com

If to the Issuer:

c/o FOD Capital LLC

7009 Shrimp Road, Suite 4

Key West, FL 33040

Attention:	Michael Raymond

with a copy (which will not constitute notice) to:

Dickinson Wright PLLC

2600 W. Big Beaver Rd.

Suite 300

Troy, MI 48084

Attention:	Dana L. Ulrich

and

Baker & McKenzie LLP

300 Randolph Street

Suite 5000

Chicago, Illinois 60601

Attention:	David Malliband

Andrew J. Warmus

Email:	david.malliband@bakermckenzie.com

andrew.warmus@bakermckenzie.com

If to the Investor:

c/o FOD Capital LLC

7009 Shrimp Road, Suite 4

Key West, FL 33040

Attention:	Michael Raymond

with a copy (which will not constitute notice) to:

Dickinson Wright PLLC

2600 W. Big Beaver Rd.

Suite 300

Troy, MI 48084

Attention:	Dana L. Ulrich

Section 7.3 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 7.4 Waiver and Remedies. The parties may extend the time for performance of any of the obligations or other acts of any other party to this Agreement, waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the extension or waiver is to be effective, no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver, no failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.

Section 7.5 Entire Agreement; No Reliance.

(a) This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 6.1.

(b) THE ISSUER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 AND ARTICLE 4 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY ANY SELLER OR GROUP COMPANY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ISSUER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF ANY SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES.

Section 7.6 Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective heirs, successors and assigns, except that no party may assign this Agreement or any rights hereunder without the prior written consent of the other parties. No party may delegate any performance of its obligations under this Agreement, except that the Issuer may at any time delegate the performance of its obligations to any Affiliate of the Issuer so long as the Issuer remains fully responsible for the performance of the delegated obligation. Any assignment in violation of this Section 7.6 will be null and void ab initio. No provision of this Agreement is intended or will be construed to confer upon any Person other than the parties to this Agreement and their respective heirs, successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 7.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 7.8 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.

Section 7.9 Interpretation. In the negotiation of this Agreement, each party has received advice from its own legal counsel. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its legal counsel drafted the provision.

Section 7.10 Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 7.11 Governing Law; Jurisdiction.

(a) THIS AGREEMENT WILL, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, IN TORT, AT LAW OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE REGISTRATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER THIS AGREEMENT) BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF INCLUDING ITS STATUTES OF LIMITATIONS.

(b) All Proceedings arising out of or relating to this Agreement will be heard and determined in the Delaware Court of Chancery, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware and the parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Proceeding. The consents to jurisdiction and venue set forth in this Section 7.11(b) will not constitute general consents to service of process in the State of Delaware and will have no effect for any purpose except as provided in this paragraph and will not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such Person, as applicable, in any Proceeding arising out of or relating to this Agreement will be effective if notice is given by overnight courier at the address set forth in Section 7.2. The parties agree that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing will restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 7.12 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

Section 7.13 Waiver of Conflicts of Interest; Legal Privileges.

(a) The Issuer acknowledges and agrees on behalf of itself and its Affiliates that Baker & McKenzie LLP (including all affiliated firms and individual lawyers at such firms, “Baker McKenzie”) has prior to the date of this Agreement represented the Group Companies, and received confidential information of the Group Companies, in connection with various matters, including with respect to the transactions contemplated by this Agreement. In connection with any negotiation, dispute or other Proceeding that may arise concurrently or in the future with respect to this Agreement or any other matter, the Issuer acknowledges and agrees that Baker McKenzie may represent the Sellers, any of their respective Affiliates or any of their respective officers, directors, employees, partners, managers, members, agents or advisors (the “Seller Parties”) in connection with such matter, and the Issuer on behalf of itself and its Affiliates, following consultation with counsel other than Baker McKenzie and full disclosure of all facts material to this conflict waiver, expressly waives any and all rights to assert any claim of conflict of interest on the part of Baker McKenzie with respect to any such matter or that Baker McKenzie is otherwise prohibited from engaging in such representation. In addition, the Issuer on behalf of itself and its Affiliates acknowledges and agrees that, effective as of the Closing, all rights with respect to all attorney-client privilege, work product, professional confidentiality and other similar privileges and protections arising with respect to Baker McKenzie’s representation of the Group Companies, the Sellers or any other Seller Party in connection with the transactions contemplated by this Agreement (including any related auction sale process) will be deemed to have been assigned to, and will become the sole property of, the Sellers and that the Sellers, on behalf of the Seller Parties, will have the exclusive right to control all decisions with respect to the assertion or waiver of such privileges and protections. This advance conflict waiver will apply whether or not Baker McKenzie represents the Sellers in any matter following the Closing.

(b) Furthermore, notwithstanding this Agreement, the Company and the Issuer agree that neither the Company nor the Issuer shall have the right to control, assert or access the attorney/client privilege as to any communications at any time between the Sellers or the Company (for the Company, only with respect to communications at or prior to the Closing) and Baker McKenzie to the extent that the privileged communications relate to this Agreement or any of the Ancillary Agreements and the transactions contemplated hereby and thereby. The parties agree that following the Closing, the Sellers, and no one else, shall be entitled to control, access and assert such attorney/client privilege as to such communications.

(c) The Sellers and the Issuer agree that the Sellers shall have the right, but not the obligation, to remove files and records from the Company, including electronic records and email, attorney-client privileged communications relating to the Agreement or any of the Ancillary Agreements and the transactions contemplated hereby and thereby or any efforts to sell the Company to the Issuer or any other Person. The Sellers shall have the continuing right, but not the obligation, to maintain and use such files and records. To the extent not removed or otherwise made unavailable, the Issuer and the Company shall not access, examine or use any such privileged communications and other communications in the Company’s files or records, including any electronic versions or copies of such communications. The files generated and maintained by Baker McKenzie in connection with representation of the Sellers and the Company in connection with this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby or any efforts to sell the Company to the Issuer or any other Person shall be and become the exclusive property of the Sellers subject to applicable Laws of any regulatory authority to which Baker McKenzie is subject.

(d) The Issuer acknowledges that it has consulted with counsel other than Baker McKenzie regarding the foregoing consents and waivers, that the consents and waivers are voluntary, have been considered carefully and that the consents and waivers are the result of fully-informed consent.

Section 7.14 Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

Section 7.15 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLERS

Signed by
by Adam James Gilchrist

/s/ Adam James Gilchrist
Signature of Adam James Gilchrist

Signed by
by Robert Benjamin Deutsch

/s/ Robert Benjamin Deutsch
Signature of Robert Benjamin Deutsch

Signed by
2M Properties Pty Ltd (ACN 109 057 383) as trustee for The 2M Trust in accordance with section 127 of the Corporations Act 2001 by the sole director and sole company secretary

/s/ Marc Joseph Mario Marano
Signature of sole director and sole company secretary

Marc Joseph Mario Marano
Name of sole director and sole company secretary (please print)

[Signature page to the Share Purchase Agreement]

COMPANY

Signed by
F45 Aus Hold Co Pty Ltd (ACN 620 135 426)
in accordance with section 127 of the Corporations Act 2001 by two directors:

/s/ Robert Benjamin Deutsch	/s/ Adam James Gilchrist
Signature of director	Signature of director

Robert Benjamin Deutsch	Adam James Gilchrist
Name of director (please print)	Name of director

[Signature page to the Share Purchase Agreement]

ACQUISITION VEHICLE

Signed by
by Flyhalf Acquisition Company Pty Ltd
in accordance with section 127 of the Corporations Act 2001:

/s/ Terence Rooney
Signature of sole director and sole company secretary

Terence Rooney
Name of sole director and sole company secretary (please print)

ISSUER

F45 TRAINING HOLDINGS INC.

By:	/s/ Michael T. Raymond
Michael T. Raymond
President

INVESTOR

MWIG LLC
BY:	FOD Capital LLC, its Manager

By:	/s/ Michael Raymond

Name:	Michael Raymond
Title:	Manager

[Signature page to the Share Purchase Agreement]